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                     KAMAN CORPORATION AND SUBSIDIARIES
            EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                  (In thousands except per share amounts)
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                                                 For the Three Months
                                                    Ended March 31,
                                                  --------------------
                                                   1995        1994
                                                   ----        ----
Primary:

  Net earnings applicable to common stock        $  4,621    $ 3,311
                                                 ========    ========
  Weighted average number of common
    shares outstanding                             18,225     18,127

  Weighted average shares issuable on
    exercise of dilutive stock options                175        109
                                                 --------    --------
  Total                                            18,400     18,236
                                                 ========    ========
Net earnings per
    common share - primary                       $    .25    $   .18
                                                 ========    ========

Fully diluted:
  Net earnings applicable to common stock        $  4,621    $ 3,311
  Elimination of interest expense on 6%
    subordinated convertible debentures
    (net after taxes)                                 300         *
  Elimination of preferred stock dividend
    requirement                                       929         *
                                                 --------    -------
  Net earnings(as adjusted)                      $  5,850    $ 3,311
                                                 ========    =======
  Weighted average number of shares
    outstanding including shares
    issuable on stock option exercises             18,400     18,236
  Shares issuable on conversion of 6%
    subordinated convertible debentures             1,421         *
  Shares issuable on conversion of
    Series 2 preferred stock                        4,552         *
  Additional shares using ending market
    price instead of average market on
    treasury method use of stock option
    proceeds                                          ---       ---
                                                 --------    -------
    Total                                          24,373     18,236
                                                 ========    =======
 Net earnings per common share
   - fully diluted                               $    .24    $   .18
                                                 ========    =======
*   Anti-dilutive and accordingly not included in the computation
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